News Release Berry Petroleum Company Phone (661) 616-3900 5201 Truxtun Avenue, Suite 300 E-mail: ir@bry.com Bakersfield, California 93309-0640 Internet: www.bry.com
Contacts: Robert F. Heinemann, President and CEO - - Ralph J. Goehring, Executive Vice President and CFO

BERRY PETROLEUM TARGETS CAPITAL EXPENDITURES OF $160 MILLION IN 2006

Bakersfield, CA -December 19, 2005 - Berry Petroleum Company (NYSE:BRY) announced budgeted 2006 capital expenditures of $160 million, up 15% over the increased 2005 budget of $136 million. These expenditures will be directed toward exploration opportunities, developing reserves and increasing oil and gas production. For 2006, Berry plans to invest approximately $98 million, or 60%, in the Company’s Rockies and Mid-Continent assets, and $62 million, or 40%, in the Company’s California assets, according to Robert F. Heinemann, president and chief executive officer.

Mr. Heinemann added, “This robust capital program allows Berry to continue its record activity levels by drilling 290 wells and performing 55 well workover activities in 2006 versus approximately 215 wells and 140 well workovers in 2005. As a result, we are targeting production growth of 9% to average approximately 25,000 BOE per day before acquisitions, and we plan to actively appraise each significant acreage position we hold for hydrocarbon potential. The Company expects production to be approximately 70% heavy oil, 15% light oil and 15% natural gas and anticipates funding its capital program from internally generated cash flow. Successes may also encourage the initiation of additional discretionary projects. We have secured the necessary equipment and are meeting our permit requirements to achieve our 2006 program.”

Appraisal and Evaluation Activity

California - Diatomite
In 2006 the Company plans a major commercial test of its diatomite resource by investing $25 million in a program that will add another 50 wells (31 producers, 19 steam injectors). The Company is completing its expansion of the initial pilot this year that will result in 39 wells (21 producers, 18 steam injectors). In addition to the drilling program, the Company will add significant facilities including steam generation equipment and will be optimizing the pattern configuration and layout for the eventual full-field development if commerciality is determined.

Rockies/Mid-Continent
The Company plans to spend $23 million to appraise five project areas in this region in 2006. The five projects are Coyote Flats, Lake Canyon, Big Wash Unit, the Niobrara gas assets and Bakken. The Company has interests in over one million gross acres in the Rockies/Mid-Continent region and the acreage in the five appraisal projects accounts for about 80% of that total. These project areas are adjacent to or near existing Berry oil or natural gas production.

Uinta Basin Projects
At Coyote Flats, Berry will continue to test the viability of the Ferron gas development and Emery coalbed methane (CBM) pilot with additional drilling. The Company will participate in two deep Mesa Verde gas wells and drill four shallow oil wells to appraise its Lake Canyon acreage that is immediately adjacent to Brundage Canyon. Berry will also test the shallow oil and deeper gas potential of its Big Wash Unit located about two miles southeast of Brundage Canyon.

Denver-Julesburg Basin Projects
Berry will be very active in testing the Niobrara gas potential located in the tri-state area of Colorado, Kansas and Nebraska. The Company will participate in 16 exploratory gas wells, drill 11 development wells and acquire additional 3D seismic. Immediately to the north of its producing assets in Yuma County, Colorado, Berry will drill 17 exploratory wells based on the acquisition of new seismic data covering the Paoli prospect.

Williston Basin Projects
In the North Dakota Bakken play, the Company will drill and/or participate in at least four horizontal oil wells to appraise the prospective oil formation.

Development Activity

    Rockies/Mid-Continent
Approximately $75 million will be invested in this region, with $58 million targeting the continued development drilling of the Green River formation at Brundage Canyon to assist full development and will include a 20 acre spacing pilot. In Northeastern Colorado, $17 million will be invested to acquire additional seismic data and drill 150 wells to further develop the Niobrara natural gas from the Company’s producing assets.

California
Berry will invest $37 million in its heavy oil properties, utilizing horizontal well and new steam-optimization technologies to maximize recovery from the Company’s legacy assets. Development activity at the Company’s Poso Creek, Ethel D and North Midway-Sunset assets will utilize improved application of steam flood technology to provide production growth.

Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with its headquarters in Bakersfield, California.

Safe harbor under the “Private Securities Litigation Reform Act of 1995”
Any statements in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties. Words such as "plans," "may," "will," "expects," "potential," "target," "test" and others indicate forward-looking statements, but their absence does not mean that a statement is not forward-looking, if the discussion involves strategy, beliefs, plans, targets, or intentions. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Berry Petroleum Company. Important factors which could affect actual results are discussed in Part II of Berry’s Form 10-K filed with the Securities and Exchange Commission, under the heading "Other Factors Affecting the Company's Business and Financial Results" in the section titled "Management’s Discussion and Analysis of Financial Condition and Results of Operations."

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